Exhibit 4.1

OWENS-ILLINOIS GROUP, INC.

OWENS-BROCKWAY GLASS CONTAINER INC.

OI PLASTIC PRODUCTS FTS INC.

UNITED GLASS LIMITED

OWENS ILLINOIS (AUSTRALIA) PTY LIMITED

ACI OPERATIONS PTY LIMITED

AZIENDE VETRARIE INDUSTRIALI RICCIARDI – AVIR S.P.A.

O-I CANADA CORP.

BSN GLASSPACK, S.A.

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED SECURED CREDIT AGREEMENT

AND CONSENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SECURED CREDIT AGREEMENT AND CONSENT (this “Amendment Agreement”) is dated for reference purposes as of September 24, 2004 and entered into by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, OI PLASTIC PRODUCTS FTS INC., a Delaware corporation (“O-I Plastic”), UNITED GLASS LIMITED, a limited liability company incorporated under the laws of England and Wales (registered number 526983), OWENS ILLINOIS (AUSTRALIA) PTY LIMITED, a limited liability company organized under the laws of Australia, ACI OPERATIONS PTY LIMITED, a limited liability company organized under the laws of Australia, AZIENDE VETRARIE INDUSTRIALI RICCIARDI – AVIR S.P.A., a joint stock company organized under the laws of Italy (“Avir”), O-I CANADA CORP., a Nova Scotia corporation, BSN GLASSPACK, S.A., a French societe anonyme (“BSN”) and OWENS-ILLINOIS GENERAL, INC., a Delaware corporation, as Borrowers’ Agent, THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually a “Lender” and collectively, “Lenders”), DEUTSCHE BANK AG London, as UK Administrative Agent for the Lenders, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent for Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used herein without definition shall have the same meanings as set forth in the Second Amended and Restated Secured Credit Agreement dated as of March 15, 2004 by and among the parties listed above (the “SARCA”).

RECITALS

WHEREAS, Company and Borrowers have informed Administrative Agent and Lenders that on or about July 28, 2004, Holdings and O-I Plastic entered into a Stock Purchase Agreement (such agreement in the form heretofore delivered to Administrative Agent, the “Plastics Sale Agreement”) pursuant to which Holdings and O-I Plastic agreed to conduct certain corporate restructurings and thereafter to sell all of the Capital Stock of Owens-Brockway Plastic Products, Inc. (“OBPPI”) to Graham Packaging, L.P. or an affiliate thereof (the “Plastics Sale”); and

WHEREAS, Company and Borrowers have requested the Lenders’ consent to the consummation of the corporate restructurings contemplated by the Plastics Sale Agreement, the consummation of the Plastics Sale, the application of certain of the Net Asset Sale Proceeds arising therefrom to certain of the Loans as described herein, the release of OBPPI and certain other Subsidiaries of Company to be sold as part of the Plastics Sale from their respective obligations under the Subsidiary Guaranty and the other Loan Documents and the release of the Liens granted under the Security Agreement and the other Loan Documents on the Capital Stock of OBPPI and on the assets of OBPPI and such other Subsidiaries, and the other matters described herein; and

WHEREAS, subject to the terms and conditions hereof, the undersigned Lenders desire to provide such consent; and

WHEREAS, subject to the terms and conditions hereof, Company, Borrowers, Administrative Agent and the undersigned Lenders desire that, upon consummation of the Plastics Sale, the application of the Net Asset Sale Proceeds arising therefrom as required by the SARCA (as amended hereby) and the other conditions thereto described below, the SARCA (together with all schedules and exhibits thereto) be amended and restated in its entirety in the form of the Third Amended and Restated Secured Credit Agreement attached hereto as Annex A with conforming changes as noted therein (the “Third Amended and Restated Credit Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.              CONSENT TO PLASTICS SALE; RELATED MATTERS; RELEASE OF CERTAIN GUARANTORS AND LIENS.

A.    Consent to Sale – Related Corporate Restructurings.  Requisite Lenders hereby consent to the consummation of the corporate restructuring transactions described on Schedule IA on or before the date of consummation of the Plastics Sale or the earlier termination of the Plastics Sale Agreement.

B.    Consent to Consummation of Plastics Sale.  Notwithstanding the limitations on Asset Sales set forth in subsection 6.7(v) of the SARCA, Requisite Lenders hereby consent to the consummation of the Plastics Sale pursuant to the Plastics Sale Agreement (including the sales to be made by certain Foreign Subsidiaries in accordance with Section 1.6 of the Plastics Sale Agreement pursuant to the agreements constituting “Foreign Subsidiary Purchase Agreements” thereunder described on Schedule IB attached hereto (the “Foreign Subsidiary Purchase Agreements”)), so long as the Net Asset Sale Proceeds arising therefrom (calculated without deduction or netting of amounts under clauses (B) – (D) of the definition of Net Asset Sale Proceeds and including, without limitation, any such proceeds allocable to or received by any Foreign Subsidiary pursuant to any Foreign Subsidiary Purchase Agreement and, to the extent required by the Third Amended and Restated Credit Agreement, any net positive purchase price adjustments received under Section 1.3 of the Plastics Sale Agreement) are applied as required by subsection 2.4b(ii)(a) of the SARCA, as amended by Section 3 of this Amendment Agreement (to the extent such Section is effective as of the date of consummation of the Plastics Sale).

C.            Release of Guarantors; Liens.  Requisite Lenders hereby consent to the Collateral Agent’s release, concurrently with the consummation of the Plastics Sale, of (i) the Subsidiary Guarantors listed on Schedule IC(1) attached hereto (the “Released Guarantors”) from their respective obligations under the Subsidiary Guaranty and the other Loan Documents; (ii) Collateral Agent’s Liens securing the Obligations on the Capital Stock and assets (including pledged stock of non-Guarantors) of the Released Guarantors (other than any “Retained Assets” (as defined under the Plastics Sale Agreement)); and (iii) Collateral Agent’s Liens on the assets described on Schedule IC(2) attached hereto, such assets constituting the “Contributed Assets” (as defined in the Plastics Sale Agreement), in each case.  Requisite Lenders hereby authorize Collateral Agent to execute such releases, documents and other instruments as the Loan Parties may reasonably request to evidence the release of such Guarantors and Liens.

D.            Release of Liens on Certain BSN Accounts.  So as to permit cash pooling among BSN and its Subsidiaries consistent with past practice of such entities prior to the BSN Acquisition Closing Date, Requisite Lenders hereby consent to the Collateral Agent’s release of its Liens on the bank accounts of certain BSN Subsidiaries described in Schedule IC(3) attached hereto and to the waiver of any provisions in the Offshore Collateral Documents requiring a future pledge of bank accounts to the extent such pledge would interfere with such cash pooling.  Requisite Lenders hereby authorize Collateral Agent to execute such releases, documents and other instruments as the Loan Parties may reasonably request to evidence the release of such Liens or such waiver.

Section 2.              AMENDMENTS TO CREDIT AGREEMENT PRIOR TO CONSUMMATION OF PLASTICS SALE.

A.            Amendment to Subsection 1.2.  The following sentence is hereby added to the end of subsection 1.2:

“Notwithstanding the foregoing, for any period or portion thereof during which the operations of Owens-Brockway Plastic Products, Inc., its Subsidiaries and any other Released Guarantor or Subsidiary thereof are classified as “discontinued operations” under GAAP as a result of the execution of the Plastics Sale Agreement (any such classification being a “Discontinued Operations Classification”), the Consolidated Fixed Charge Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio, Consolidated Capital Expenditures and Consolidated Excess Cash Flow (including definitions utilized in calculating same, including, without limitation, Consolidated Net Income, Consolidated Adjusted EBITDA, Consolidated Interest Expense, Consolidated Cash Flow Available for Fixed Charges, Consolidated Fixed Charges and the Consolidated Working Capital Adjustment) shall be calculated without giving effect to such Discontinued Operations Classification.”

Section 3.              APPLICATION OF PROCEEDS OF PLASTICS SALE.

The undersigned Lenders agree that, if Borrowers so elect, any Net Asset Sale Proceeds arising from the Plastics Sale that would have otherwise been applied to the Tranche A1 Term Loans, French Tranche C1 Term Loans and French Tranche C2 Term Loans shall instead be applied to repay Tranche B1 Term Loans.

Section 4.              AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT.

Upon satisfaction of the conditions to the Third Restatement Date (as defined below), the SARCA (including all schedules and exhibits thereto) shall be and is hereby amended and restated in its entirety in the form of the Third Amended and Restated Secured Credit Agreement attached hereto as Annex A (with such conforming changes described therein), and as so amended and restated is hereby ratified, approved and confirmed in each and every respect as of the Third Restatement Date.  The amendment and restatement of the SARCA and the effectiveness of the Third Amended and Restated Credit Agreement shall be evidenced solely by its execution by the Company, the Borrowers and the Administrative Agent.  The rights and obligations of the parties to the SARCA with respect to the period prior to the Third Restatement Date shall not be affected by such amendment and restatement.

Section 5.              CONDITIONS TO EFFECTIVENESS OF SECTIONS 1 AND 2.

Sections 1 and 2 of this Amendment Agreement shall become effective only upon satisfaction of all of the following conditions precedent (the date of such satisfaction being referred to herein as the “Amendment Effective Date”):

A.    On or before the Amendment Effective Date, (i) Requisite Lenders under the SARCA, (ii) the Administrative Agent, (iii) each of the Borrowers, and (iv) each of the Guarantors (as defined below) shall have delivered to the Administrative Agent executed counterparts of this Amendment Agreement as provided in Section 9F hereof.

B.    On the Amendment Effective Date, (a) the representations and warranties contained in Section 8 hereof and in Section 4 of the SARCA shall be true and correct as of such date in all material respects, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true in all material respects as of such earlier date; (b) no Event of Default shall then exist; and (c) the Company shall deliver to the Administrative Agent a certificate signed by a Responsible Officer or other authorized signatory of Company and each Borrower confirming the foregoing.

Section 6.              CONDITIONS TO EFFECTIVENESS OF SECTION 3.

Section 3 of this Amendment Agreement shall become effective only upon satisfaction of all of the following conditions precedent (the date of such satisfaction being referred to herein as the “Section 3 Effective Date”):

A.            As of the Section 3 Effective Date, the conditions set forth in Sections 5A and 5B shall have been satisfied.

B.            Requisite Class Lenders for the Class of Lenders having Tranche A1 Term Loan Exposure and Requisite Class Lenders for the Class of Lenders having French Tranche C1 Term Loan Exposure and French Tranche C2 Term Loan Exposure (treated as a single Class in accordance with the definition thereof) shall have executed counterparts to the Amendment Agreement as provided in Section 9F hereof.

Section 7.              CONDITIONS TO EFFECTIVENESS OF SECTION 4.

Section 4 of this Amendment Agreement shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Third Restatement Date”):

A.            Occurrence of Amendment Effective Date. The Amendment Effective Date shall have occurred.

B.            Consummation of Plastics Sale; Application of Proceeds.  The Plastics Sale shall have been consummated, in accordance with the Plastics Sale Agreement and the Net Asset Sale Proceeds arising therefrom (calculated without deduction or netting of amounts under clauses (B)-(D) of the definition of Net Asset Sale Proceeds) shall have been applied to repay the Loans as required by Section 2.4B(ii)(a) of the SARCA (as amended by Section 3 of this Amendment Agreement to the extent then effective) in an amount at least sufficient to repay in full the Domestic Tranche C Term Loans and the Tranche D Term Loans.

C.            Loan Party Documents.  On or before the Third Restatement Date, Company shall, and shall cause each of its Subsidiaries then a Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Third Restatement Date:

1.             Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, or a certification by an officer of such Person that the Organizational Documents delivered to Agent in connection with the First Amended and Restated Credit Agreement or the SARCA, as the case may be, are (as of the Third Restatement Date) in full force and effect without any amendment thereto;

2.             Resolutions of the Governing Body of Company, each Borrower and each Subsidiary Guarantor approving and authorizing the execution, delivery and performance of this Amendment Agreement and the other Loan Documents to which it is a party to be executed on the Third Restatement Date, certified as of the Third Restatement Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

3.             Signature and incumbency certificates of the officers of Company, each Borrower and each Subsidiary Guarantor executing the Loan Documents to which it is a party to be executed on the Third Restatement Date; and

4.             Executed Loan Documents to which such Person is a party to be executed on the Third Restatement Date, including, but not limited to, (A) the Third Amended and Restatement Credit Agreement and (B) amendments to (i) the Pledge Agreement, (ii) the Security Agreement, (iii) the Subsidiary Guaranty, (iv) the Domestic Borrowers’ Guaranty, and (v) the Intercreditor Agreement (all in substantially the form attached to the Third Amended and Restated Credit Agreement, and any modifications to Mortgages deemed necessary by Administrative Agent).

D.            Representations and Warranties; Performance of Agreements.  Company and each Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 4 of the Third Amended and Restated Credit Agreement, are true, correct and complete in all material respects on and as of the Third Restatement Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the appropriate Loan Party or Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Amendment Agreement and the Third Amended and Restated Credit Agreement provides shall be performed or satisfied by it on or before the Third Restatement Date except as otherwise disclosed to and agreed to in writing by Administrative Agent.

E.             Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of special counsel to Company, Latham & Watkins LLP, and other counsel for Company and its Subsidiaries then Loan Parties, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Third Restatement Date as to such customary matters as Agents acting on behalf of Lenders may reasonably request (this Amendment Agreement constituting a written request by Company and its Subsidiaries then Loan Parties to such counsel to deliver such opinions to Lenders).

F.             Security Interests in Personal Property.  Administrative Agent shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings that may be necessary or, in the reasonable opinion of Collateral Agent, desirable in order to continue in favor of Collateral Agent, for the benefit of Lenders and certain other applicable parties, including, in the case of the Domestic Collateral Documents holders of the Other Lender Guarantied Obligations, a valid and (upon such filing and recording or other means of perfection) perfected First Priority security interest in substantially all personal property Collateral under the Collateral Documents.  Such actions shall include actions equivalent to those described in Section 3.1J of the SARCA and execution and delivery of amendments to the Offshore Collateral Documents and Offshore Guaranties in each case to the extent deemed necessary or desirable by Collateral Agent.

Section 8.              REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Amendment Agreement, Company, each Borrower and each Guarantor represents and warrants to each Lender that the following statements are true, correct and complete on and as of the Amendment Effective Date, the Section 3 Effective Date and, except for the Released Guarantors, the Third Restatement Date, as applicable:

A.            Authorization; Binding Obligations.  Company, each Borrower and each Guarantor has all requisite organizational power and authority to enter into this Amendment Agreement.  The execution, delivery and performance of this Amendment Agreement has been duly authorized by all necessary organizational action by Company, each Borrower and each Guarantor.  This Amendment Agreement has been duly executed and delivered by Company, each Borrower and each Guarantor and is the legally valid and binding obligation of Company, each Borrower and each Guarantor, enforceable against Company, each Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles relating to enforceability.

B.            No Conflict.  The execution and delivery by Company, each Borrower and each Guarantor of this Amendment Agreement does not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to Company, any Borrower or any Guarantor, the Organizational Documents of Company, any Borrower or any Guarantor, or any order, judgment or decree of any court or other agency of government binding on Company, any Borrower or any Guarantor, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of Company, any Borrower or any Guarantor, (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of Company, any Borrower or any Guarantor (other than any Liens created under any of the Loan Documents).

C.            Governmental Consents.  The execution and delivery by Company, each Borrower and the Guarantor of this Amendment Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except any thereof that have been obtained and are in full force and effect.

D.            Incorporation of Representations.  Each representation and warranty of Company, each Borrower and each Guarantor contained in each of the Loan Documents is true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of the Amendment Effective Date except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

E.             Absence of Default.  No event has occurred and is continuing or would result from the execution, delivery or performance of this Amendment Agreement that constitutes or would constitute an Event of Default or a Potential Event of Default after giving effect to this Amendment Agreement.

F.             Acknowledgment and Consent.  Each of Company, each Borrower and each Guarantor signatory hereto (each individually a “Guarantor” and collectively, the “Guarantors”) has read this Amendment Agreement and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment Agreement, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.

Section 9.              MISCELLANEOUS

A.    Reference to and Effect on the SARCA and the Other Loan Documents.

1.             On and after the Amendment Effective Date, each reference in the SARCA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the SARCA, and each reference in the other Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the SARCA shall mean and be a reference to the SARCA as amended by Sections 1, 2 and (to the extent then effective) 3 of this Amendment Agreement.

2.             On and after the Third Restatement Date, each reference in the Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the SARCA (or any of its predecessors) shall mean and be a reference to the Third Amended and Restated Secured Credit Agreement.

3.             Except as specifically amended by this Amendment Agreement, the SARCA and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

4.             The execution, delivery and performance of this Amendment Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent, Collateral Agent, or any Lender under, the SARCA or any of the other Loan Documents.

B.    Authorization of Collateral Agent. For avoidance of doubt, the Lenders hereby authorize the Collateral Agent to execute and deliver any amendment to the Collateral Documents or the Guaranties or any other document necessary or advisable in the judgment of the Collateral Agent to effectuate the transactions contemplated by this Amendment Agreement, including access agreements with respect to Contributed Assets located on any Mortgaged Property or Retained Assets located on properties sold in the Plastics Sale.

C.    Fees and Expenses.  Loan Parties acknowledge that all reasonable costs, fees and expenses as described in subsection 10.3 of the Credit Agreement incurred by the Administrative Agent and its counsel with respect to this Amendment Agreement and the documents and transactions contemplated hereby shall be for the account of Loan Parties.

D.            Headings.  Section and subsection headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purpose or be given any substantive effect.

E.     Applicable Law.  THIS AMENDMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY,

AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

F.     Counterparts.  This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OWENS-ILLINOIS GROUP, INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Senior Vice President

OI PLASTIC PRODUCTS FTS INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

UNITED GLASS LIMITED

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: By Power of Attorney
Executed October 2, 2004

OWENS ILLINOIS (AUSTRALIA) PTY LIMITED

By:	/s/ James W. Baehren
Name: James W. Baehren
Title By Power of Attorney

ACI OPERATIONS PTY LIMITED

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: By Power of Attorney

AZIENDE VETRARIE INDUSTRIALI RICCIARDI – AVIR S.P.A.,

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: By Power of Attorney

BSN GLASSPACK, S.A.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: By Power of Attorney

O-I CANADA CORP.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

OWENS-ILLINOIS GENERAL, INC., as Borrowers’ Agent

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

GUARANTORS

FOR PURPOSES OF SECTION 8:

On behalf of each Guarantor named on the attached Exhibit A, in the capacity set forth for such entity on such Exhibit A

By:	/s/ James W. Baehren
Name: James W. Baehren

AGENTS AND LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender and as Administrative Agent

	By:	/s/ Gregory Shefrin
Name: Gregory Shefrin
Title: Director

Notice Address:

Deutsche Bank Trust Company Americas
90 Hudson Street
MS JCY050-199
Jersey City, New Jersey 07302
Attention: Commercial Loan Division

With a copy to:

Deutsche Bank Trust Company Americas
222 South Riverside Plaza
MS CHI105-2900
Chicago, Illinois 60606
Attention: Marla Heller and Linda Stahula